EXHIBIT 23
                     Consent of Dalby, Wendland & Co., P.C.

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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Form 10-KSB of Tri-County Bancorp, Inc. of our report dated February 6, 1998, on our audits of the consolidated financial statements of Tri-County Bancorp, Inc. as of December 31, 1997 and 1996, and for the years then ended, which report is included in the Annual Report.


/s/ Dalby, Wendland & Co., P.C.
Grand Junction, Colorado
March 31, 1998